UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Chatham Lodging Trust
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO THE PROXY STATEMENT FOR THE 2025 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 6, 2025

The following information supplements the proxy statement (the “Proxy Statement”) of Chatham Lodging Trust (the “Company”) filed with the U.S. Securities and Exchange Commission on March 26, 2025 and furnished to holders of the Company’s common shares of beneficial interest in connection with the solicitation of proxies by the Board of Trustees of the Company (the “Board”) for the 2025 Annual Meeting of Shareholders and any adjournment or postponement thereof (the “2025 Annual Meeting”). All capitalized terms used in this supplement to the Proxy Statement and not otherwise defined herein have the meaning ascribed to them in the Proxy Statement. This information is in addition to the information required to be provided to the Company’s shareholders under the applicable proxy disclosure rules as set forth in the Proxy Statement.

This information is being furnished in response to a report issued by a third-party proxy advisory service, Institutional Shareholder Services (“ISS”). We are pleased that ISS has recommended a “FOR” vote on our say-on-pay proposal, recognizing that Chatham’s compensation program effectively links pay to long-term corporate performance. ISS’s voting recommendations to its clients were consistent with all of the Board’s recommendations for the proposals in the Proxy Statement with one exception. However, ISS recommended to vote against Proposal 4 ‑ Approval of an Amendment to the Company's Equity Incentive Plan.

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Proposal 4 ‑ Approval of an Amendment to the Company's Equity Incentive Plan

The Board reiterates its recommendation that you vote “FOR” the approval of Proposal 4.

The Equity Incentive Plan is an integral part of our overall compensation strategy. If the proposal to increase the number of shares available is not approved, the Company will need to use methods to retain employees and officers that are more costly and provide for less alignment of interests than awards of equity.

The Equity Incentive Plan benefits the Company by (i) aligning the interests of employees, trustees and consultants with those of our shareholders, (ii) supporting our recruitment and retention of high-caliber, driven employees, trustees and consultants, and (iii) supporting our pay-for-performance philosophy by providing incentives for employees and other individuals who provide valuable services to the Company and its affiliates.

The current program has received strong support from our shareholders, with more than 95 percent of votes cast in favor of say-on-pay proposals in 2023 and 2024, and together with our reasonable three-year average burn rate of 0.78% which is well below ISS’s benchmark of 1.05%, we believe that our shareholders should support our proposal.

As of March 10, 2025, there were 121,462 Common Shares available for future issuance under the plan. Proposal 4 must be approved to ensure the Company can continue to grant equity awards and maintain its current executive compensation program. Without the availability of shares for award under the Equity Incentive Plan, for the Company to continue to align pay for performance, it would need to use cash in lieu of equity, which would increase costs to shareholders and provide for less long-term alignment of officer and employee interests with those of shareholders.

The plan cost is reasonable.

As of March 10, 2025, the Company had 48,982,501 common shares of beneficial interest ("Common Shares") outstanding and 2,224,905 common units of limited partnership in our operating partnership (OP Units) outstanding for a total of 51,207,406 Common Shares and OP Units outstanding. As of that date, there were 121,462 Common Shares remaining available for issuance under the Equity Incentive Plan and the Company had 1,388,388 unvested time-based and performance-based shares outstanding.

The Board has recommended that shareholders approve adding 2,150,000 Common Shares to the Equity Incentive Plan, which equates to approximately 4.20% of the total number of Common Shares and OP Units outstanding and is expected to provide for a plan duration of approximately 2 to 3 years.

We have determined that the shareholder value transfer (SVT) amounts for the Equity Incentive Plan are as follows:

SVT Calculation	Shares(1)	SVT(2)
New Shares Requested (A)	2,150,000	4.20%
Available Shares Remaining (B)	121,462	0.24%
Unvested Granted Shares (C)	1,388,388	2.71%

New + Available (A + B)	2,271,462	4.44%
New + Available + Outstanding (A + B + C)	3,659,850	7.15%
(1) Share information as of the Record Date, March 10, 2025.
(2) SVT is calculated using the 51,207,406 Common Shares and OP Units outstanding as of the Record Date and the average of the closing prices of our common shares on the NYSE for the 200-day period ended on the Record Date.

The Company has demonstrated responsible grant practices.

The Company has demonstrated responsible grant practices as evidenced by the following key highlights:

• Majority of our NEOs' compensation is delivered in the form of equity awards;
• All equity awards granted to our NEOs vest ratably over at least three years;
• Majority of equity awards (60%) are performance-based that are subject to rigorous performance hurdles that targets above-median performance and reduces payouts to the extent that our absolute TSR is negative;
• Clawback policy applies to cash and equity awards; and
• Robust share ownership guidelines including 6x base salary for the CEO.

Three-year average burn rate of 0.78% - was well below the ISS benchmark of 1.05%.

Burn Rate Calculation	Fiscal Year
	2024	2023	2022
Time-Based Full Value Awards Granted	251,522	217,006	186,676
Performance-Based Full Value Awards Earned	170,173	234,361	123,648
Total Full Value Awards Granted or Earned(1)	421,695	451,367	301,324
Weighted Average Common Shares Outstanding + OP Units Outstanding(3)	50,810,339	50,434,703	50,010,401
Burn Rate(2)	0.83%	0.89%	0.62%
3-Year Average Burn Rate			0.78%
(1) Total full-value awards granted or earned is the sum of time-based awards granted during each fiscal year and performance-based full-value shares earned each fiscal year.
(2) Burn Rate is calculated as (shares subject to full value awards granted or earned) / (weighted-average common stock outstanding + OP Units outstanding).
(3)    Includes OP Units outstanding of 1,909,342, 1,587,317 and 1,214,759 as of each fiscal year end.

The Board of Trustees hopes you will consider the above supplementary facts before you vote your shares.

For the reasons stated above and those included in the “Proposal 4: Approval of An Amendment to the Equity Incentive Plan” section of the Proxy Statement, the Board of Trustees unanimously recommends that you vote “FOR” the approval of an amendment to the Company's Equity Incentive Plan.